Exhibit 99.1

Jefferies Financial Group Inc. Announces the Final Results
of its Tender Offer for Certain Outstanding Senior Notes

NEW YORK--(BUSINESS WIRE)-- Jefferies Financial Group Inc. (NYSE:JEF) (“JFG”) today announced the final results of the previously announced cash tender offer (the “Tender Offer”) to purchase any and all $750 million outstanding aggregate principal amount of its 5.5% Senior Notes due 2023 (the “Notes”). Approximately $303.4 million in aggregate principal amount of Notes were validly tendered and not validly withdrawn at or prior to 11:59 p.m., New York City time, on November 5, 2021, the expiration date for the Tender Offer (the “Expiration Date”). The terms of the Tender Offer are described in the Offer to Purchase, dated October 8, 2021 (the “Offer to Purchase”).

The following table sets forth certain information regarding the Notes and the Tender Offer, including the aggregate principal amount of Notes that were validly tendered and not validly withdrawn at or prior to the Expiration Date, as were reported by D.F. King, the tender agent:

Title of Security	Principal Amount Outstanding	CUSIP Number	Principal Amount Tendered(1)
5.5% Senior Notes due 2023	$750,000,000	527288BE3	$303,352,000
(1)
Of the total principal amount of Notes tendered at or prior to the Expiration Date, $301,624,000 principal amount of Notes were tendered at or prior to the Early Tender Date referred to below and accepted for purchase.

JFG’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver, in JFG’s discretion, of certain conditions, which are more fully described in the Offer to Purchase which, with respect to Notes accepted for purchase in connection with the Expiration Date, have been satisfied or waived as of the Expiration Date.

The consideration paid in the Tender Offer for Notes validly tendered and not validly withdrawn after 5:00 p.m., New York City Time, on October 22, 2021 (the “Early Tender Date”) and at or prior to the Expiration Date and accepted for purchase has been determined in the manner described in the Offer to Purchase (the “Tender Offer Cash Payment”). The Tender Offer Cash Payment does not include an early tender premium of $2.00 per $1,000 principal amount of Notes payable in respect of Notes validly tendered and not validly withdrawn prior to the Early Tender Date and accepted for purchase.

Title of Security	Principal Amount Outstanding	CUSIP Number	Reference U.S. Treasury Security	Bloomberg Reference Page/Screen	Reference Yield	Fixed Spread (basis points)	Tender Offer Cash Payment(1)(2)
5.5% Senior Notes due 2023	$750,000,000	527288BE3	0.125% UST due July 31, 2023	FIT	0.401%	45	$1,075.93
(1)	Per $1,000 principal amount of Notes that are tendered and accepted for purchase.
(2)	The Tender Offer Cash Payment does not include the early tender premium of $2.00 per $1,000 principal amount of Notes.

The Total Cash Payment payable in respect of Notes accepted for purchase in connection with the Early Tender Date was previously announced by JFG on October 25, 2021.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date for the Notes up to, but not including, the applicable payment date for Notes accepted for purchase. The payment date for the Notes accepted for purchase in connection with the Expiration Date is expected to be November 9, 2021, the second business day following the Expiration Date. In accordance with the terms of the Tender Offer, the withdrawal deadline was 5:00 p.m., New York City time, on October 22, 2021. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by JFG).

Jefferies LLC is acting as the dealer manager for the Tender Offer. The tender agent and information agent is D.F. King. Copies of the Offer to Purchase and related offering materials are available by contacting D.F. King by telephone at (800) 290-6426 or via email at jefferies@dfking. This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with applicable securities or blue-sky laws.

About Jefferies

Jefferies Financial Group Inc. is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC, our wholly owned subsidiary, is the largest independent, global, full-service investment banking firm headquartered in the U.S. Focused on serving clients for nearly 60 years, Jefferies is a leader in providing insight, expertise and execution to investors, companies, and governments. Our firm provides a full range of investment banking, advisory, sales and trading, research, and wealth management services across all products in the Americas, Europe, and Asia. Jefferies’ Leucadia Asset Management division is a growing alternative asset management platform.

Cautionary Note on Forward-Looking Statements about JFG

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words "should," "expect," "intend," "may," "will," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

Contacts

Ryan Coughlin
Jefferies LLC
(212) 284-2368